                                                                EXHIBIT 99(a)(7)



THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED JANUARY
  6, 1998, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR
     WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY
         JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE
 THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY
  JURISDICTION THE SECURITIES LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A
   LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS
                             OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         HOLMES PROTECTION GROUP, INC.

                                       AT

                              $17.00 NET PER SHARE

                                       BY

                              T9 ACQUISITION CORP.

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                            TYCO INTERNATIONAL LTD.


     T9 Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Holmes Protection Group, Inc., a Delaware corporation (the "Company"), at $17.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 6, 1998, and in the related Letter of Transmittal (which together constitute the "Offer").


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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON TUESDAY, FEBRUARY 3, 1998, UNLESS EXTENDED.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares which would constitute 51% of the outstanding Shares on a fully diluted basis (the "Minimum Condition"). HP Partners L.P., which beneficially owns 1,515,886 issued and outstanding Shares, constituting approximately 18% of the Shares on a fully diluted basis (approximately 26% of the Shares on a fully diluted basis including 685,714 Shares issuable to it upon the exercise of warrants), has agreed to tender its Shares in the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 28, 1997 (the "Merger Agreement"), among Tyco, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held in the Company"s treasury or by any wholly-owned subsidiary of the Company, or owned by Tyco, the Purchaser or any other wholly-owned subsidiary of Tyco or held by stockholders, if any, who are entitled to and who properly exercise dissenters" rights under Delaware law) will be converted into the right to receive the Offer Price, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY"S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services L.L.C. (the "Depositary") of the Purchaser"s acceptance for payment of such Shares. Upon the terms and subject to the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary"s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any delay in making payment for the Shares.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, February 3, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder"s Shares.

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     Except as otherwise provided below, tenders of Shares are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Tuesday, February 3, 1998 (or, if the Purchaser shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after March 8, 1998. For a withdrawal to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Deposita ry at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certifica tes for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility"s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

     The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency"s security position listing, for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser"s expense.


                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

January 6, 1998